Exhibit 99.1

Pole Perfect Studios, Inc. announces 4 for 1 forward stock split

HOUSTON, TX, Dec. 10, 2010 (PR NEWSWIRE) -- Pole Perfect Studios, Inc. (OTCBB:PPFT - News) announced that it has effected a 4 for 1 forward split of its shares of common stock outstanding.  All owners of record at the close of business on December 10, 2010 (record date) will receive three additional shares for every one share they currently own.  Payment of the additional shares will be made on the Payment Date which is December 14, 2010.  Under FINRA rules, the ticker symbol will change to “PPFTD” for a period of 20 business days in order to reflect the split of the shares.  After 20 business days, the symbol will revert back to “PPFT.”  If you are an owner of shares of Pole Perfect Studios, Inc., you do not need to surrender your shares.  The additional shares will be mailed to the address on record with the transfer agent or directly to your broker.

About Pole Perfect Studios, Inc.

Pole Perfect, through its operating subsidiary Torchlight Energy, Inc., is an exploration stage energy company, incorporated under the laws of Nevada.  It is engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States.  In November 2010, Pole Perfect entered into a share exchange agreement, whereby Torchlight Energy, Inc. became a wholly owned subsidiary and the shareholders of Torchlight received stock in Pole Perfect in exchange for their stock in Torchlight.  Upon the acquisition of Torchlight, Pole Perfect abandoned all of its previous business plans within the health and fitness industries.  Pole Perfect’s business model is to focus on drilling and working interest programs that have a short window of payback, a high internal rate of return and proven and bookable reserves. The company currently has only one interest in an oil and gas project, the Marcelina Creek Field Development. Pole Perfect anticipates being involved in multiple other oil and gas projects moving forward, pending adequate funding. You can view more information on the company website at www.torchlightenergy.com.

FORWARD LOOKING STATEMENTS

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with our ability to obtain additional capital in the future to fund our planned expansion, the demand for oil and natural gas, general economic factors, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Pole Perfect is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Pole Perfect Studios, Inc.
Investor Relations

Tom Lapinski, CEO

281-538-5938

John Brda, IR
314-920-0890

IR@torchlightenergy.com